Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

Willis Lease Finance Earns Net Income of $2.2 million in Fourth Quarter of 2012

NOVATO, CA – March 11, 2013 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported that following a $15.5 million pre-tax charge for extinguishment of debt and derivatives termination and a $2.8 million charge related to the redemption of its preferred stock at par value, it lost $3.8 million, or $0.43 per diluted share, in 2012, compared to earnings of $11.4 million, or $1.28 per diluted share, in 2011. In the fourth quarter of 2012, net income was $2.2 million and the net loss available to common shareholders was $0.8 million, or $0.09 per share, reflecting the final preferred dividend and the $2.8 million charge for the issuance costs incurred in a prior period. In the fourth quarter of 2011, Willis Lease earned $2.9 million, or $0.33 per diluted share.

“The financial results we posted in 2012 were heavily impacted by the costs associated with the refinancing of our debt which obscure the earnings power of our franchise. We are already benefiting from Willis Engine Securitization Trust II (WEST II), the new asset-backed securitization (ABS) that replaced our previous ABS notes,” said Charles F. Willis, Chairman and Chief Executive Officer.  “Besides the considerable industry recognition this ground-breaking transaction has received (as previously reported), we have expanded our current liquidity, improved our access to operational cash flows, locked-in today’s low interest rates for ten years and greatly enhanced our funding available to support not only the growth in our engine portfolio, but also the ability to pursue other initiatives.”

“With the liquidity generated from WEST II, we have redeemed all of the outstanding Series A preferred shares in the fourth quarter, thereby eliminating $3.1 million annually in after-tax annual dividend payments going forward,” Willis continued. “In addition, we repurchased 772,134 shares of common stock in the fourth quarter at an average price of $13.93, bringing total 2012 common share repurchases to 928,261 at an average price of $13.72, which is 60% of year-end book value. We think our stock is a terrific value and anticipate continued buyback activity in 2013. Furthermore, between Willis Lease and Willis Mitsui Engine Support, our joint venture engine leasing company based in Dublin, we have committed to provide approximately $120 million of engine sale and leaseback financing to Scandinavian Airlines in one of the largest transactions of its type ever done, which will be completed by mid-March.”

2012 Highlights (at or for the periods ended December 31, 2012, compared to December 31, 2011):

♦            Willis Lease completed a $390 million ABS offering of senior secured notes (WEST II)  on September 17, 2012, resulting in the following:

•                 $10.2 million charge related to the termination of interest rate swaps used to hedge the prior ABS floating rate debt that was refinanced;

•                 $5.3 million non-cash charge to write off unamortized debt issuance costs and unamortized note discount in the third quarter related to the prior ABS; and

(more)

WLFC Reports 2012 Results

March 11, 2013

•                 $2.8 million charge for the redemption of its Series A Preferred shares in the fourth quarter at par value, representing issuance costs paid when the preferred stock was issued in 2006.

♦            WEST II was awarded the “Americas Deal of the Year” by Airline Economics and the “Engine Finance Deal of the Year” by Global Transport Finance.

♦            WLFC’s new Chinese subsidiary funded its first transaction in the Shanghai Free Trade Zone at the end of the third quarter, financed by a major Chinese bank.

♦            The lease portfolio decreased 2.0% to $961.5 million from $981.5 million a year ago.

♦            Total revenues fell 5.5% to $148.1 million from $156.7 million a year ago, reflecting lower average portfolio utilization and a decrease in the average size of the lease portfolio as well as lower reported gains from the sale of equipment.

♦            Average utilization in 2012 was 83% compared to 86% in 2011

♦            Utilization was 86% at December 31, 2012, compared to 82% at the end of 2011.

♦            Liquidity under the revolving credit facility increased by $31 million to $148 million at year end, up from $117 million a year ago.

♦            Tangible book value per common share was $22.90 compared to $22.48 a year ago.

“While our market continues to be challenged by intense competition, we are seeing strong demand for most of our new generation engine types as well as certain older types,” said Donald A. Nunemaker, President.  “This increased demand has absorbed a considerable amount of the over-supply of engines available for lease which has existed over the past few years, and it is evident that rents on certain engine types have increased as a result. We ended 2012 with a utilization of 86%, compared to 83% at the end of September and 82% a year ago. We’re happy with the improvement, but as I have said before, utilization rarely moves in a straight line and we expect to see continued ups and downs as engines go on and off lease.”

During 2012, operating expenses excluding the loss on extinguishment of debt and derivatives termination fell 1.5% to $131.7 million due to lower finance costs, general and administrative and technical expenses, which were partially offset by higher write-downs of equipment and depreciation expense.

Interest expense increased 10.4% to $9.2 million in the fourth quarter compared to $8.3 million in the fourth quarter a year ago, reflecting the higher WEST II interest costs. Despite the fourth quarter increase, interest expense fell 9.8% to $31.7 million in 2012 compared to $35.2 million a year ago,” said Brad Forsyth, Chief Financial Officer. “As we stated last quarter, the interest rate on the WEST II debt is higher than the previous WEST debt, but our overall financing costs are expected to rise only moderately because we have deployed the additional liquidity from the transaction to reduce other debt balances and repurchase our preferred shares which carried a high 14% pre-tax cost. We are also making substantial progress in deploying the additional capital for in-demand engines, such as the Scandinavian Airlines multi-engine deal, that will contribute to the growth of our engine portfolio in 2013.”

Balance Sheet

At December 31, 2012, Willis Lease had 184 commercial aircraft engines, 4 aircraft parts packages and 7 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $961.5 million, compared to 194 commercial aircraft engines, 3 aircraft parts packages and 13 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $981.5 million a year ago. The funded debt-to-equity ratio was 3.49 to 1 at year end, compared to 3.03 to 1 a year ago, reflecting the redemption of the preferred shares and common stock repurchases.

WLFC Reports 2012 Results

March 11, 2013

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, APU’s and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft and engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

WLFC Reports 2012 Results

March 11, 2013

Consolidated Statements of Income (Loss)

(In thousands, except per share data, audited)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2012	2011	Change	2012	2011	Change
REVENUE
Lease rent revenue	$23,674	$25,244	(6.2)%	$94,591	$104,663	(9.6)%
Maintenance reserve revenue	12,719	11,842	7.4%	41,387	39,161	5.7%
Gain (Loss) on sale of leased equipment	942	(121)	878.5%	5,499	11,110	(50.5)%
Other revenue	2,357	704	234.8%	6,613	1,719	284.7%
Total revenue	39,692	37,669	5.4%	148,090	156,653	(5.5)%

EXPENSES
Depreciation expense	13,710	12,534	9.4%	52,591	51,250	2.6%
Write-down of equipment	3,118	1,035	201.3%	5,874	3,341	75.8%
General and administrative	9,212	9,593	(4.0)%	34,551	35,701	(3.2)%
Technical expense	2,291	2,657	(13.8)%	7,006	8,394	(16.5)%
Net finance costs:
Interest expense	9,155	8,293	10.4%	31,749	35,201	(9.8)%
Interest income	-	(40)	(100.0)%	(80)	(167)	(52.1)%
Loss on debt extinguishment and derivatives termination	50	343	(85.4)%	15,462	343	4407.9%
Total net finance costs	9,205	8,596	7.1%	47,131	35,377	33.2%
Total expenses	37,536	34,415	9.1%	147,153	134,063	9.8%

Earnings from operations	2,156	3,254	(33.7)%	937	22,590	(95.9)%

Earnings from joint ventures	811	437	85.6%	1,759	1,295	35.8%

Income before income taxes	2,967	3,691	(19.6)%	2,696	23,885	(88.7)%
Income tax expense	756	43	1658.1%	1,161	9,377	(87.6)%
Net income	$2,211	$3,648	(39.4)%	$1,535	$14,508	(89.4)%

Preferred stock dividends	147	782	(81.2)%	2,493	3,128	(20.3)%
Preferred stock redemption costs	2,835	-	100.0%	2,835	-	100.0%
Net income (loss) attributable to common shareholders	$(771)	$2,866	(126.9)%	$(3,793)	$11,380	(133.3)%

Basic earnings (loss) per common share	$(0.09)	$0.34		$(0.45)	$1.35

Diluted earnings (loss) per common share	$(0.09)	$0.33		$(0.43)	$1.28

Average common shares outstanding	8,277	8,425		8,490	8,423
Diluted average common shares outstanding	8,525	8,758		8,791	8,876

WLFC Reports 2012 Results

March 11, 2013

Consolidated Balance Sheets

(In thousands, except share data, audited)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$5,379	$6,440
Restricted cash	24,591	76,252
Equipment held for operating lease, less accumulated depreciation	961,459	981,505
Equipment held for sale	23,607	20,648
Operating lease related receivable, net of allowances	12,916	8,434
Notes receivable, net of allowances	-	542
Investments	21,831	15,239
Property, equipment & furnishings, less accumulated depreciation	5,989	6,901
Equipment purchase deposits	1,369	1,369
Other assets	21,574	15,875
Total assets	$1,078,715	$1,133,205

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$15,374	$16,833
Liabilities under derivative instruments	1,690	12,341
Deferred income taxes	90,248	84,706
Notes payable	696,988	718,134
Maintenance reserves	63,313	54,509
Security deposits	6,956	6,278
Unearned lease revenue	4,593	3,743
Total liabilities	879,162	896,544

Shareholders’ equity:
Preferred stock	$-	$31,915
Common stock ($0.01 par value)	87	91
Paid-in capital in excess of par	47,785	56,842
Retained earnings	152,911	156,704
Accumulated other comprehensive loss, net of tax	(1,230)	(8,891)
Total shareholders’ equity	199,553	236,661

Total liabilities and shareholders’ equity	$1,078,715	$1,133,205

WLFC Reports 2012 Results

March 11, 2013

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

	Twelve Months Ended
	December 31, 2012

	2012	2011	2010	2009	2008

REVENUE
Lease rent revenue	$94,591	$104,663	$102,133	$102,390	$102,421
Maintenance reserve revenue	41,387	39,161	34,776	46,049	33,716
Gain on sale of leased equipment	5,499	11,110	7,990	1,043	12,846
Other revenue	6,613	1,719	3,403	958	3,823
Total revenue	148,090	156,653	148,302	150,440	152,806

EXPENSES
Depreciation expense	52,591	51,250	48,704	44,091	37,438
Write-down of equipment	5,874	3,341	2,874	6,133	6,655
General and administrative	34,551	35,701	29,302	26,765	27,085
Technical expense	7,006	8,394	8,118	7,149	3,673
Net finance costs:
Interest expense	31,749	35,201	40,945	36,013	38,640
Interest income	(80)	(167)	(212)	(280)	(1,887)
Loss on debt extinguishment and derivatives termination	15,462	343	-	(876)	-
Total net finance costs	47,131	35,377	40,733	34,857	36,753
Total expenses	147,153	134,063	129,731	118,995	111,604

Earnings from operations	937	22,590	18,571	31,445	41,202

Earnings from joint ventures	1,759	1,295	1,109	942	797

Income before income taxes	2,696	23,885	19,680	32,387	41,999
Income tax expense	1,161	9,377	7,630	10,020	15,398
Net income	$1,535	$14,508	$12,050	$22,367	$26,601

Preferred stock dividends	2,493	3,128	3,128	3,128	3,128
Preferred stock rerdemption costs	2,835	-	-	-	-
Net income (loss) attributable to common shareholders	$(3,793)	$11,380	$8,922	$19,239	$23,473

Basic earnings (loss) per common share	$(0.45)	$1.35	$1.03	$2.30	$2.85

Diluted earnings (loss) per common share	$(0.43)	$1.28	$0.96	$2.14	$2.68

Average common shares outstanding	8,490	8,423	8,681	8,364	8,242
Diluted average common shares outstanding	8,791	8,876	9,251	8,983	8,760

Note:  Transmitted on GlobeNewswire on March 11, 2013, at 5:00 a.m. PST.